UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): March 10, 2017
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd. San Diego, California	92123
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
On March 10, 2017, Bridgepoint Education, Inc. (the “Company”) entered into an agreement with Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”) to repurchase 18,072,289 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), from Warburg Pincus in a private transaction at a price per share equal to $8.30, for an aggregate purchase price of approximately $150.0 million (the “Share Repurchase Agreement”). This represents an approximately 11.6% discount to the closing price of $9.39 at the close of business on March 9, 2017. The repurchase of the shares of Common Stock pursuant to the Share Repurchase Agreement is expected to close on March 10, 2017. The Share Repurchase Agreement contains customary representations, warranties and covenants of the parties. A special committee of the of Board of Directors of the Company, comprised solely of independent directors not affiliated with Warburg Pincus, negotiated the Share Repurchase Agreement on behalf of the Company. In connection with the transactions contemplated by the Share Repurchase Agreement, the special committee was advised by separate independent legal and financial advisors.
The foregoing description of the Share Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Repurchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Share Repurchase Agreement, dated March 10, 2017, by and between the Company and Warburg Pincus.

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2017		Bridgepoint Education, Inc.

	By:	/s/ Diane L. Thompson
Name: Diane L. Thompson
Title: Executive Vice President, Secretary and General Counsel